                                                                    EXHIBIT 21.1


                                     OZ.COM

                              LIST OF SUBSIDIARIES

                    Jurisdiction of Incorporation         Names Under Which
Name                       or Organization            Subsidiary Does Business
----                -----------------------------     ------------------------
OZ hf                          Iceland                         OZ.COM

OZCOM AB                       Sweden                          OZ.COM

SmartVR, Inc.                  Delaware                     SmartVR, Inc.

SmartVR ehf                    Iceland                        SmartVR

Propheus, Inc.                 California                   Propheus, Inc.
  (fka OZMO.COM)

* OZMO.COM, Inc. is in the process of changing its name to Propheus.com, Inc.